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                                                                      EXHIBIT 99

                         [LETTERHEAD OF ERNST & YOUNG]


                        Report of Independent Auditors

The Board of Directors
York Financial Corp.


We have audited the consolidated balance sheet of York Financial Corp. and subsidiaries as of June 30, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 2000 (not presented separately herein). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audits includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of York Financial Corp. and subsidiaries at June 30, 2000, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.


                                                       /s/ Ernst & Young LLP


July 19, 2000